Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-07899

                      Prospectus Supplement

The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1)   The principal amount of Registered Notes held by Deutsche
     Morgan Grenfell Inc. as of February 20, 1997 is amended from
     $225,000 to $300,000.

2)   The principal amount of Registered Notes held by Van Kampen
     Series Trust Growth and Income Fund as of February 18, 1997 is amended from $100,000 to $45,000.

    The date of this Prospectus Supplement is March 11, 1997.